UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 13, 2014

Tejon Ranch Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7183	77-0196136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 1000, Lebec, California	93243
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 661 248-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 13, 2014, Tejon Ranchcorp (“TRC”), the wholly-owned subsidiary of Tejon Ranch Co. (the “Company”), as borrower, entered into an Amended and Restated Credit Agreement, Term Note and Revolving Line of Credit Note, with Wells Fargo for an $100 million credit facility consisting of a new $70 million ten-year term note and a renewal of the current $30 million revolving line of credit (collectively the “ New Credit Facility”).

The New Credit Facility amends and restates TRC’s existing credit facility dated as of November 5, 2010 and extended on December 4, 2013. The New Credit Facility adds a $70 million term loan (“Term Loan”) to the existing $30 million revolving line of credit (“RLC”). Funds from the Term Loan are being used to finance TRC’s purchase of DMB TMV LLC’s interest in Tejon Mountain Village LLC as disclosed in the Current Report on Form 8-K on July 16, 2014. Any future borrowings under the RLC will be used for ongoing working capital requirements and other general corporate purposes. To maintain availability of funds under the RLC, undrawn amounts under the RLC will accrue a commitment fee of 10 basis points per annum. TRC’s ability to borrow additional funds in the future under the RLC is subject to compliance with certain financial covenants and making certain representations and warranties.

The interest rate on the RLC is LIBOR (as defined in the Revolving Line of Credit Note) plus a margin of 150 basis points. Any outstanding principal balance on the RLC Note is due and payable in full on September 30, 2019.

The interest rate per annum applicable to the Term Loan is LIBOR (as defined in the Term Note) plus a margin of 170 basis points. It is currently expected that TRC will fix the interest rate on the Term Loan through an interest rate swap. The Term Loan requires interest only payments for the first two years of the term and thereafter requires monthly amortization payments pursuant to a schedule set forth in the Term Note, with the final outstanding principal amount due October 5, 2024. TRC may make voluntary prepayments on the Term Loan at any time without penalty (excluding any applicable LIBOR or SWAP breakage costs). Each optional prepayment will be applied to reduce the most remote principal payment then unpaid.

The New Credit Facility is secured by TRC’s farmland and farm assets that include equipment, crops and crop receivables and the Calpine power plant lease and lease site, and related accounts and other rights to payment and inventory.

The New Credit Facility requires compliance with three financial covenants: (a) total liabilities divided by tangible net worth not greater than 0.75 to 1.0 at each quarter end; (b) a debt service coverage ratio not less than 1.25 to 1.00 as of each quarter end on a rolling four quarter basis; and (c) maintain liquidity equal to or greater than $20 million.

The New Credit Facility also contains customary negative covenants that limit the ability of TRC to, among other things, make capital expenditures, incur indebtedness and issue guaranties, consummate certain assets sales, acquisitions or mergers, make investments, pay dividends or repurchase stock, or incur liens on any assets.

The New Credit Facility contains customary events of default, including: failure to make required payments; failure to comply with terms of the New Credit Facility; bankruptcy and insolvency; and a change in control without consent of bank (which consent will not be unreasonably withheld).

The New Credit Facility contains other customary terms and conditions, including representations and warranties, which are typical for credit facilities of this type.

The foregoing descriptions of the New Credit Facility documents are qualified in their entirety by reference to each such material contract. Copies of the New Credit Facility documents are filed as Exhibits 10.31 through 10.33, respectively, to this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The obligations of TRC under the New Credit Facility constitute direct financial obligations that are material to the Company. As to such direct financial obligations, the information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.31	Amended and Restated Credit Agreement

10.32	Term Note

10.33	Revolving Line of Credit Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2014	TEJON RANCH CO.

	By:	/S/ ALLEN E. LYDA
	Name:	Allen E. Lyda
	Title:	Executive Vice President, and Chief Financial Officer